FOR IMMEDIATE RELEASE	Contact: Greg Steffens, President
April 19, 2007	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS ON
THIRD QUARTER EARNINGS

BOARD DECLARES QUARTERLY DIVIDEND OF $.09 PER SHARE

ANNOUNCES INTENTION TO REPURCHASE STOCK
FOR ANNUAL ESOP DISTRIBUTION

             Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc., ("Company") (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co. ("Bank"), today announced net income for the third quarter of fiscal 2007 of $652,000, or $.29 per diluted share, as compared to $645,000, or $.28 per diluted share, earned during the same period of the prior year. The increase in diluted earnings per share was primarily due to a 2.1% increase in net interest income and a 6.3% decrease in income tax provisions, partially offset by a 3.1% increase in non-interest expense. Net income for the first nine months of fiscal 2007 was $2.1 million, or $.93 per diluted share, as compared to $2.0 million, or $.88 per diluted share, earned during the same period of the prior year. The increase in diluted earnings per share for the nine-month period was primarily due to a 3.9% increase in net interest income and a 4.0% increase in non-interest income, partially offset by a 3.7% increase in non-interest expense.

             Dividend Declared:

             The Company is pleased to announce that the Board of Directors, on April 17, 2007, declared its 52nd consecutive quarterly dividend since the inception of the Company. The $.09 cash dividend will be paid on May 31, 2007, to shareholders of record at the close of business on May 15, 2007. The Board of Directors and management believe the continuation of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

             ESOP Stock Purchase:

             The Company also announced the intention of the Southern Missouri Bancorp, Inc. Employee Stock Ownership Plan ("the ESOP") to purchase up to $190,000 of Southern Missouri's common stock at current market value. ESOP trustees were given discretion to determine the number and pricing of the shares to be purchased, as well as the timing of any such purchases. The ESOP intends to purchase the shares prior to June 30, 2007, at prevailing market prices in the open market or in privately negotiated transactions, subject to availability and general market conditions.

             Balance Sheet Summary:

             The Company experienced balance sheet growth with total assets increasing $18.0 million, or 5.1%, to $368.7 million at March 31, 2007, as compared to $350.7 million at June 30, 2006. This growth was due to increases in outstanding loan balances, partially offset by a decrease in investments and cash and cash equivalents. Asset growth has been funded primarily with Federal Home Loan Bank (FHLB) advances and retail deposits.

             Loans, net of the allowance for loan losses, increased $20.5 million to $301.5 million at March 31, 2007, an increase of 7.3%, as compared to $280.9 million at June 30, 2006. The increase primarily reflects growth in commercial and commercial real estate loan balances of $2.9 million and $17.4 million, respectively. Asset quality remains strong with net loan charge-offs for the first nine months of fiscal 2007 totaling 0.04% of average loans, compared with 0.09% during the same period of the prior year. Our allowance for loan loss at March 31, 2007, totaled $2.3 million, representing 0.75% of total loans and 4,082% of non-performing loans, compared to $2.1 million, or .73% of total loans, and 3,889% of non-performing loans at June 30, 2006.

             Total liabilities increased $16.0 million to $340.1 million at March 31, 2007, an increase of 4.9% as compared to $324.1 million at June 30, 2006. FHLB advances increased $20.6 million to $66.6 million, as compared to $46.0 million at June 30, 2006. At March 31, 2007, FHLB borrowings included $17.6 million in the form of short-term borrowings; at June 30, 2006, the Bank had no short-term FHLB borrowings. Deposits decreased $7.7 million to $250.4 million at March 31, 2007, as compared to $258.1 million at June 30, 2006. The decrease in deposits was due to the net maturity of $13.5 million in brokered certificates of deposit, partially offset by a $5.8 million increase in retail deposits. Retail deposits increased as retail certificate of deposit balances grew by $11.9 million, partially offset by decreases in money market deposit account and money market passbook account balances of $2.4 million and $3.7 million, respectively. The average loan to deposit ratio for the quarter was 120% as compared to 110% for the same period of the prior year.

Next Page

             The Company's stockholders' equity increased $2.0 million, to $28.6 million at March 31, 2007, from $26.6 million at June 30, 2006. The increase was due to retention of net income and an increase in the market value of the investment portfolio, partially offset by cash dividends.

             The Company has previously announced its intention to repurchase up to 115,000 shares of its common stock, or approximately 5% of its outstanding common shares. To date, the Company has repurchased 89,000 shares at an average cost of $15.17 per share. Recently, the Company has not actively purchased shares of its common stock; however, market conditions, business opportunities and other economic conditions may alter our outlook on repurchasing common stock. The Company considers renewed repurchase activity by the end of the calendar year to be likely.

             Income Statement Summary:

             The Company's net interest income for the third quarter of fiscal 2007 increased to $2.5 million, up $50,000, or 2.1%, as compared to the same period of the prior year. For the first nine months of fiscal 2007, net interest income increased to $7.4 million, up $278,000, or 3.9%, as compared to the same period of the prior year. The increases were primarily due to an increase in the average balance of interest earning assets, partially offset by a decrease in average interest rate spread. For the third quarter of fiscal 2007, a $16.8 million increase in average interest earning assets was partially offset by a decrease in average interest rate spread, to 2.51%, as compared to 2.65% for the same period of the prior fiscal year. For the first nine months of fiscal 2007, a $16.5 million increase in average interest earning assets was partially offset by a decrease in average interest rate spread, to 2.57%, as compared to 2.66% for the same period of the prior fiscal year. The decrease in average interest rate spread for both the three- and nine-month periods, as compared to the same periods of the prior fiscal year, was primarily a result of an increase in rates paid on CDs, money market passbook accounts, and repurchase agreements due to increases in market rates of interest, as well as an increase in the amount borrowed from the FHLB to fund loan growth, and was partially offset by an increase in loan and investment yields.

             The Company's non-interest income for the third quarter of fiscal 2007 increased to $516,000, up $11,000, or 2.2%, as compared to the same period of the prior fiscal year. For the first nine months of fiscal 2007, non-interest income increased to $1.6 million, up $64,000, or 4.0%, as compared to the same period of the prior fiscal year. The increase for both the three- and nine-month periods was primarily due to increased miscellaneous transaction fee income, partially offset by lower non-sufficient funds fee income.

             Non-interest expense for the third quarter of fiscal 2007 increased to $1.9 million, up $56,000, or 3.1%, as compared to the same period of the prior year. For the first nine months of fiscal 2007, non-interest expense increased to $5.5 million, up $195,000, or 3.7%, as compared to the same period of the prior year. Non-interest expense increased in the third quarter of fiscal 2007, compared to the same period of the prior fiscal year, due to higher compensation and legal expenses, partially offset by decreases in postage, office supplies, costs of correspondent bank services, and miscellaneous expenses. For the first nine months of fiscal 2007, non-interest expenses were higher, compared to the same period of the prior year, due to increased compensation and advertising expenses, offset by lower correspondent banking costs, postage, office supplies, and miscellaneous expenses. In January, 2006, the Bank opened a new facility in Sikeston, Missouri. Non-interest expense attributable to that location totaled $328,000 for the first nine months of fiscal 2007, as compared to $140,000 for the same period of the prior fiscal year. Absent the increase attributable to the new facility, we estimate that non-interest expense would have increased by 0.2% for the first nine months of fiscal 2007, as compared to the same period of the prior fiscal year.

             The efficiency ratio for the third quarter and first nine months of fiscal 2007 was 63.6% and 61.0%, respectively, compared to 63.0% and 61.1% for the same periods of the prior year. The slight deterioration in the third quarter was due to the rate of increase in non-interest expenses, which exceeded the rate of increase in net interest income and non-interest income. The slight improvement in the first nine months of the fiscal year was due to the rate of increase in net interest income and non-interest income, which exceeded the rate of increase in non-interest expense. The Company continues to evaluate opportunities to improve efficiency.

             Income tax provisions for the third quarter of fiscal 2007 decreased 6.3%, or $22,000, compared to the same period of the prior year. For the first nine months of fiscal 2007, income tax provisions increased 0.1%, or $1,000, compared to the same period of the prior year. The decrease for the third quarter of fiscal 2007, compared to the same period of the prior year, was due to recognition of benefits of acquired tax credits and investment in additional tax-exempt securities, partially offset by higher pre-tax income. The increase in income tax provisions for the first nine months of fiscal 2007, compared to the same period of the prior year, was due to higher pre-tax income, partially offset by benefits resulting from tax credit acquisitions and additional investments in tax-exempt securities.

             Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgement as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.

Next Page

SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	March 31, 2007	June 30, 2006
Total assets	$ 368,682,000	$ 350,684,000
Available-for-sale securities	36,381,000	38,402,000
Loans, net	301,469,000	280,931,000
Allowance for losses on loans	2,284,000	2,058,000
Non-performing assets	289,000	269,000
Deposits	250,407,000	258,069,000
FHLB advances	66,550,000	46,000,000
Securities sold under repurchase agreements	13,802,000	11,296,000
Subordinated Debt	7,217,000	7,217,000
Stockholders' equity	28,590,000	26,554,000
Equity to assets ratio	7.75%	7.57%
Allowance as a percentage of loans	0.75%	0.73%
Non-performing loans as a percentage of loans	0.02%	0.02%
Per common share:
Closing Market Price	$ 15.48	$ 13.00
Tangible book value	11.86	10.86

	Three Months Ended March 31,		Nine Months Ended March 31,
Selected Operating Data:	2007	2006	2007	2006
Net interest income	$ 2,455,000	$ 2,405,000	$ 7,357,000	$ 7,080,000
Provision for loan losses	100,000	80,000	320,000	285,000
Noninterest income	516,000	505,000	1,642,000	1,578,000
Noninterest expense	1,889,000	1,833,000	5,489,000	5,294,000
Income taxes	330,000	352,000	1,075,000	1,074,000
Net income	$ 652,000	$ 645,000	$ 2,115,000	$ 2,005,000

Per common share:
Net earnings:
Basic	$ .29	$ .29	$ .95	$ .90
Diluted	$ .29	$ .28	$ .93	$ .88

Cash dividends	$ .09	$ .09	$ .27	$ .27

Average basic shares outstanding	2,228,514	2,224,174	2,228,373	2,223,957
Average diluted shares outstanding	2,272,349	2,275,897	2,271,399	2,276,255

Profitability Ratios:

Return on average assets	0.71%	0.73%	0.78%	0.78%

Return on average common equity	9.22%	9.94%	10.20%	10.46%

Net interest margin	2.83%	2.92%	2.89%	2.92%
Net interest spread	2.51%	2.65%	2.57%	2.66%

Efficiency Ratio	63.58%	62.98%	60.99%	61.14%

End